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                     May 7, 2024

       Meredith S. Weil
       Chief Financial Officer
       TFS Financial Corporation
       7007 Broadway Avenue
       Cleveland, OH 44105

                                                        Re: TFS Financial
Corporation
                                                            Form 10-K for
Fiscal Year Ended September 30, 2023
                                                            File No. 001-33390

       Dear Meredith S. Weil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance